FOR IMMEDIATE RELEASE                                               EXHIBIT 99.2

CONTACT:
Mike Rohrkemper, CFO
(859) 586-0600 x1416
investor@pomeroy.com
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POMEROY IT SOLUTIONS, INC. - ANTICIPATES LOWER THAN ESTIMATED FIRST QUARTER
REVENUE AND EPS

Hebron, KY; May 5, 2005; Pomeroy IT Solutions, Inc. (NASDAQ:PMRY), today announced that it anticipates lower first quarter 2005 revenue and earnings per share than previously expected. The Company attributes the shortfall to weaker than anticipated first quarter revenue trends. The Company expects revenue for the first quarter to be approximately $165 million, which represents a 6.7% year over year revenue growth. Previously, the Company announced expectations that first quarter revenue would be $200 to 205 million. Additionally, the Company now anticipates earnings per share for the first quarter to be in the range of $0.23 to $0.24 an increase of 28% - 33% over the first quarter last year. Previously, the Company announced expectations that the first quarter earnings per share would be approximately $0.30 per share.

"We were disappointed with the pace of IT spending in the latter portion of our
fiscal quarter.   Multiple projects were slowed or delayed which negatively
impacted our results for the quarter. While we are disappointed in our top line, our cost management and service margin enhancement contributed to our year over year profitability growth," said Stephen E. Pomeroy, President and Chief Executive Officer.

As a national solutions provider, Pomeroy provides functional outsourcing, application development, managed services in the data center and support services. The company maintains a workforce of 3,000+ skilled, technical employees with the capabilities to plan, design, implement and support all categories of its consulting, infrastructure and lifecycle solutions offerings. Pomeroy helps clients leverage IT as an enabler to increase productivity, reduce costs and improve profitability. Pomeroy has clientele across a broad spectrum of industries, governments and educational organizations. The company reported revenues of $742 million for the year ended January 5, 2005.

Certain statements that are not purely historical constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be


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materially different from those projected or anticipated.  These statements are based on information available to the Company as of the date hereof and the Company disclaims any intention or obligation to update any such forward-looking statements. Factors which could cause actual results to differ materially from current expectations include, but are not limited to, the estimated needs of customers as conveyed to the Company, existing market conditions including the overall demand for IT products and services, the terms of applicable agreements and certification programs and the assumptions regarding the Company's performance thereunder, the Company's ability to attract and retain technical personnel and to identify and develop expertise in future-demanded services, the Company's ability to identify suitable acquisition candidates and successfully integrate acquired companies, the nature and volume of products and services anticipated to be delivered and the Company's ability to obtain sufficient volumes of products and provide services.